EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Ledger Capital Corp.:

We consent to incorporation by reference in the subject registration statement (No. 33-80-700) on Form S-8 of Ledger Capital Corp. of our report dated July
28, 2000, except as to note 16, which is as of April 27, 2001, relating to the consolidated statements of financial condition of Ledger Capital Corp.
(formerly known as Hallmark Capital Corp.) and subsidiary as of June 30, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended June 30, 2000, which report appears in the June 30, 2000 Form 10-K/A of Ledger Capital Corp. Our report refers to the restatement of the consolidated financial statements as of June 30, 2000 and for the year then ended.

Milwaukee, Wisconsin
April 27, 2001